Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007

Third quarter net earnings per diluted share are $0.39; revenues grow 7 percent; net orders rise 13 percent; board authorizes additional 12 million share repurchase

PALO ALTO, Calif., July 25, 2007 - Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $50 million ($0.39 per diluted share) for the third quarter of fiscal year 2007 versus net earnings in the year-ago quarter of $66 million ($0.49 per diluted share, which included a one-time $0.08 per diluted share tax benefit from repatriation of foreign earnings). Compared to the same period last fiscal year, third quarter revenues grew 7 percent to $424 million, net orders rose 13 percent to $499 million, and the quarter-ending backlog increased 21 percent to $1.6 billion.

“We achieved double-digit orders growth in our Oncology Systems business during the quarter,” said Tim Guertin, president and CEO of Varian Medical Systems. “Company revenues grew as expected in line with customer-requested delivery dates and weak first-half orders for Oncology Systems. Operating profitability for the quarter was reduced in part by product and geographic mix shifts. In addition, planned investments in growth initiatives, including our proton therapy and security and inspection acquisitions, research and development, and our China expansion, impacted profitability.”

The company generated nearly $40 million in cash flow from operations in the quarter and ended the period with $193 million in cash. During the quarter, $22 million was spent to acquire Bio-Imaging Research (BIR), a supplier of detectors and software for processing and analyzing X-ray images in security and inspection systems. Another $82 million was spent to repurchase 1.9 million shares of common stock, and, as of the end of the quarter, the company had one million shares remaining in a 4.5 million share repurchase authorization that extends through the end of this fiscal year.

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007	Page 2

Subsequent to the close of the quarter, Varian’s Board of Directors authorized the company to repurchase up to an additional 12 million shares of its stock for a period beginning on July 30, 2007 and ending on December 31, 20081.

Oncology Systems
Oncology Systems’ third quarter revenues totaled $338 million, up 2 percent from the third quarter of last fiscal year. This business recorded third quarter net orders of  $411 million, up 10 percent from the same period last year with 14 percent growth in North America and 6 percent growth in international markets.

“Our orders growth rate suggests that we are extending our leadership in the deployment of products and technology for image-guided radiotherapy and radiosurgery,” Guertin said. “Our On-Board Imager® accessory for image-guidance was included on virtually every high-energy machine ordered in North America and it is now included in more than 50 percent of international orders for high energy machines. Image guided treatments are well on the way to becoming the standard of care in radiotherapy and radiosurgery. As of the end of the quarter, more than 525 installations of our On-Board Imager accessory were complete or in progress.”

“Weak first half orders and customer requested delivery schedules led to expected single digit revenue growth in Oncology Systems during the quarter,” said Guertin. “Profitability was down primarily due to a product mix shift that impacted the gross margin. Planned higher investments in research and development for next generation products also reduced operating profits.”

X-Ray Products
Revenues for the X-Ray Products business, including X-ray tubes and flat panel digital image detectors for filmless imaging, were $63 million for the third quarter, up 12 percent from the year-ago quarter. Net orders for the quarter were $58 million, down 3 percent from the same period last year due to a decision by some customers to reduce the number of days of flat panel inventory on hand.

“Our long-term growth strategies for this business are on track with new product developments and an increasing number of customers who are beginning to develop equipment for filmless X-ray imaging,” Guertin said. “Strong demand for our high-power X-ray tubes contributed to growth in revenues and profitability for this business in the quarter.”

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007	Page 3

Other Businesses
The company’s Other category, comprised of the Security and Inspection Products business (including newly acquired BIR), the ACCEL proton therapy business, and the Ginzton Technology Center, reported combined third quarter revenues of $23 million, up $14 million from the total for the same period last fiscal year. Net orders for this category were $30 million, up $21 million from the year-ago period, as a result of strong growth in the security business, and $3 million of acquired backlog from BIR. The ACCEL business contributed modestly to order growth.

“For the second consecutive quarter, we had outstanding growth in net orders for Security and Inspection Products,” said Guertin. “We are beginning to receive volume orders for these products and we are stepping up manufacturing to meet increased customer demand.”

“With ACCEL, we are addressing the challenges of commercializing its advanced proton technology and building a new medical business,” Guertin said. “Market interest in protons is high, but large proton projects have a very long selling cycle and we do not believe we will begin generating revenue from these systems until fiscal year 2009.”

Outlook
“For the full fiscal year 2007, we believe that total company revenues should increase by about 10 to 11 percent above the fiscal 2006 total,” Guertin said. “Net earnings for fiscal year 2007, including ACCEL and BIR, should be about $1.79 per diluted share for fiscal year 2007.

“While we were pleased to see strong orders growth in the third quarter, given the flatness in Oncology Systems orders during the first half, we have elected to wait to see fourth quarter orders before giving revenue and earnings guidance for fiscal 2008,” Guertin said. “We anticipate that required investments in several new growth initiatives, including the integration and commercialization of the ACCEL proton therapy business, will stretch into fiscal 2008. As it stands, the ACCEL acquisition is likely to continue to be dilutive to earnings by about $0.02 per quarter through fiscal year 2008.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2007 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007	Page 4

investor relations page under “About Varian” on the company’s web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-866-543-6407 from inside the U.S. or 1-617-213-8898 from outside the U.S. and enter confirmation code 92205993.The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 60700450. The telephone replay will be available through 5 p.m. PT, Friday, July 27, 2007.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,400 people who are located at manufacturing sites in North America and Europe and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Note 1:
Stock repurchases will be made in the open market, in privately negotiated transactions, or in structured Rule
10b5-1share repurchase plans, and may be made from time to time or in one or more larger repurchases. The program will be conducted in compliance with the SEC's Rule 10b-18 and applicable legal requirements and the timing of the repurchases and the number of shares to be repurchased at any given time will depend on market conditions, SEC regulations and other factors.  The program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection; growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms “should,” “believe,” “suggests,” “becoming,” “anticipate,” “is likely,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the possibility that material product liability claims could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the impact of managed care initiatives, other health care reforms, and/or third-party reimbursement levels on capital expenditures for cancer care; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome and Avian Influenza) or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007	Page 5

Varian Medical Systems, Inc. and Subsidiary Companies
Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2007	Q3 QTR 2006	Q3 YTD 2007	Q3 YTD 2006
Net orders	$498.9	443.3	1,435.1	1,274.4
Oncology Systems	410.9	373.9	1,113.7	1,065.3
X-Ray Products	58.4	60.5	193.4	173.9
Other	29.6	8.9	128.0	35.2

Order backlog	$1,581.6	1,309.6	1,581.6	1,309.6

Revenues	$423.7	395.7	1,254.2	1,143.8
Oncology Systems	337.7	330.5	1,012.6	953.3
X-Ray Products	63.3	56.4	191.2	169.3
Other	22.7	8.8	50.4	21.2

Cost of revenues (1)	$253.2	233.1	738.4	671.3

Gross margin	170.5	162.6	515.8	472.5
As a percent of revenues	40.2%	41.1%	41.1%	41.3%

Operating expenses
Research and development (1)	29.2	25.5	84.6	72.7
Selling, general and administrative (1)	75.2	64.4	208.6	187.8

Operating earnings	66.1	72.7	222.6	212.0
As a percent of revenues	15.6%	18.4%	17.7%	18.5%

Interest income, net	1.6	2.6	6.1	6.8

Earnings before taxes	67.7	75.3	228.7	218.8

Taxes on earnings (1)	17.4	9.6	67.9	56.1

Net earnings (1)	$50.3	65.7	160.8	162.7

Net earnings per share - basic: (1)	$0.40	0.50	1.26	1.24

Net earnings per share - diluted: (1)	$0.39	0.49	1.22	1.20

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	127.0	131.1	128.1	131.3
Average shares outstanding - diluted	129.9	135.3	131.4	135.9

(1)
Includes amounts for total share-based compensation expense and its related tax benefits and in 2006 a tax benefit related to the repatriation of foreign earnings.
(in millions, except per share amounts)

	Q3 QTR 2007	Q3 QTR 2006	Q3 YTD 2007	Q3 YTD 2006
Costs of revenues	$2.0	1.8	6.0	4.8
Research & development	1.2	1.1	3.8	3.2
Selling, general & administrative	7.6	7.4	24.0	22.0
Total	10.8	10.3	33.8	30.0
Taxes on earnings - SFAS 123R	(3.7)	(3.4)	(11.5)	(10.3)
Taxes on earnings - repatriation	-	(10.2)	-	(10.2)
Net earnings	$7.1	(3.3)	22.3	9.5

Net earnings per diluted share - share-based compensation expense and repatriation of foreign earnings	$0.05	(0.03)	0.17	0.06
Net earnings per diluted share - excluding share-based compensation expense and repatriation of foreign earnings	$0.44	0.46	1.39	1.26

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2007	Page 6

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	June 29, 2007 (Unaudited)	September 29, 2006
Assets
Current assets
Cash and cash equivalents	$192,790	$272,508
Short-term marketable securities	-	93,599
Accounts receivable, net	431,479	471,820
Inventories	276,048	189,653
Deferred tax assets and other	159,989	128,469
Total current assets	1,060,306	1,156,049

Property, plant and equipment	368,363	319,028
Accumulated depreciation and amortization	(211,543)	(188,710)
Property, plant and equipment, net	156,820	130,318

Goodwill	170,184	121,389
Other assets	142,243	103,995
Total assets	$1,529,553	$1,511,751

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$82,042	$77,985
Accrued expenses	249,148	265,750
Deferred revenues	92,492	117,813
Product warranty	48,528	42,992
Advance payments from customers	175,037	131,462
Current maturities of long-term debt	8,966	7,954
Total current liabilities	656,213	643,956
Other long-term liabilities	27,205	21,186
Long-term debt	40,443	49,356
Total liabilities	723,861	714,498

Stockholders’ Equity
Common stock	126,416	129,721
Capital in excess of par value	302,091	265,214
Retained earnings and accumulated other comprehensive loss	377,185	402,318
Total stockholders’ equity	805,692	797,253
Total liabilities and stockholders’ equity	$1,529,553	$1,511,751